Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Third Quarter Pre-tax Income of $8.4 million

COCONUT CREEK, FL — November 2, 2022 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported third quarter total revenues of $76.9 million and pre-tax earnings of $8.4 million. For the three months ended September 30, 2022, aggregate lease rent and maintenance reserve revenues were $60.0 million and spare parts and equipment sales were $7.0 million. The Company reported increased total revenues in the third quarter when compared to the prior year period, primarily due to an increase in lease rent revenue.

“Another strong quarter for our business,” said Austin Willis, the Company’s Chief Executive Officer. “The post COVID recovery is driving growth and profitability, however we remain watchful of macroeconomic and geopolitical risk.”

“We have been building the business for years to deliver the programmatic solutions the industry is beginning to recognize as the preferred option in almost all cases,” said Brian R. Hole, President. “We will continue to innovate and support our customers’ efforts to navigate an environment that sprouts new challenges on a daily basis.”

Third Quarter 2022 Highlights (at or for the periods ended September 30, 2022, as compared to September 30, 2021, and December 31, 2021):

•Lease rent revenue increased by $6.6 million, or 20.1%, to $39.5 million in the third quarter of 2022, compared to $32.9 million in the same quarter of 2021, primarily reflecting an increase in the number of engines acquired and placed on lease.
•Maintenance reserve revenue was $20.4 million in the third quarter of 2022, a decrease of 13.6% compared to $23.7 million in the same quarter of 2021. This decrease was due primarily to a reduction of $14.1 million in long-term maintenance revenue relative to the comparable period in 2021, which was offset by a quarter-over-quarter increase of $11.0 million in short-term maintenance reserve revenue, which is directly influenced by on lease engine flight hours and cycles.
•Spare parts and equipment sales increased to $7.0 million in the third quarter of 2022, compared to $5.1 million in the third quarter of 2021. The increase in spare parts sales was driven by improved industry wide demand for surplus material compared to the prior year period.
•Gain on sale of leased equipment was $0.9 million in the third quarter of 2022 reflecting the sale of two engines. Gain on sale of leased equipment was $2.4 million in the third quarter of 2021, reflecting the sale of six engines, one airframe and other parts and equipment.
•The Company generated $8.4 million of pre-tax income in the third quarter of 2022 compared to $6.1 million in the comparable quarter of 2021.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investment in sales-type leases, was $2,488.9 million at September 30, 2022. As of September 30, 2022, the Company also managed 333 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $298.0 million of undrawn revolver capacity at September 30, 2022.
•Diluted weighted average income per common share was $0.89 for the third quarter of 2022, compared to $0.32 in the third quarter of 2021.
•Book value per diluted weighted average common share outstanding increased to $64.28 at September 30, 2022, compared to $59.23 at December 31, 2021.

Balance Sheet

As of September 30, 2022, $2,078.8 million of equipment held in our operating lease portfolio, $82.5 million notes receivable, $21.4 million of maintenance rights, and $6.7 million investment in sales-type leases, represented 337 engines, twelve aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2021, the Company had $1,991.4 million equipment held for operating lease portfolio, $115.5 million notes receivable, and $22.5 million of maintenance rights, which represented 304 engines, twelve aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
REVENUE
Lease rent revenue	$39,515	$32,908	20.1%	$114,344	$96,859	18.1%
Maintenance reserve revenue	20,438	23,659	(13.6)%	59,517	60,749	(2.0)%
Spare parts and equipment sales	6,966	5,091	36.8%	20,388	13,226	54.2%
Gain on sale of leased equipment	920	2,440	(62.3)%	3,716	2,440	52.3%
Gain on sale of financial assets	—	—	N/A	3,116	—	N/A
Asset transition fee	—	—	N/A	—	6,256	(100.0)%
Other revenue	9,052	6,693	35.2%	22,702	18,858	20.4%
Total revenue	76,891	70,791	8.6%	223,783	198,388	12.8%

EXPENSES
Depreciation and amortization expense	22,059	21,274	3.7%	65,480	68,755	(4.8)%
Cost of spare parts and equipment sales	4,204	3,921	7.2%	16,080	11,008	46.1%
Write-down of equipment	654	—	N/A	21,849	4,113	431.2%
General and administrative	22,788	18,662	22.1%	66,820	54,312	23.0%
Technical expense	2,139	2,524	(15.3)%	11,222	6,130	83.1%
Net finance costs:
Interest expense	16,304	18,325	(11.0)%	49,209	50,331	(2.2)%
Total net finance costs	16,304	18,325	(11.0)%	49,209	50,331	(2.2)%
Total expenses	68,148	64,706	5.3%	230,660	194,649	18.5%

Income (loss) from operations	8,743	6,085	43.7%	(6,877)	3,739	(283.9)%
Income (loss) from joint ventures	(384)	21	(1,928.6)%	(1,531)	(1,183)	29.4%
Income (loss) before income taxes	8,359	6,106	36.9%	(8,408)	2,556	(429.0)%
Income tax expense	1,970	3,222	(38.9)%	496	946	(47.6)%
Net income (loss)	6,389	2,884	121.5%	(8,904)	1,610	(653.0)%
Preferred stock dividends	819	819	—%	2,431	2,431	—%
Accretion of preferred stock issuance costs	21	21	—%	63	63	—%
Net income (loss) attributable to common shareholders	$5,549	$2,044	171.5%	$(11,398)	$(884)	1,189.4%

Basic weighted average income (loss) per common share	$0.91	$0.33		$(1.88)	$(0.14)
Diluted weighted average income (loss) per common share	$0.89	$0.32		$(1.88)	$(0.14)

Basic weighted average common shares outstanding	6,093	6,189		6,058	6,135
Diluted weighted average common shares outstanding	6,270	6,363		6,058	6,135

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$11,914	$14,329
Restricted cash	69,473	81,312
Equipment held for operating lease, less accumulated depreciation	2,078,775	1,991,368
Maintenance rights	21,358	22,511
Equipment held for sale	3,853	6,952
Receivables, net of allowances	49,544	39,623
Spare parts inventory	41,901	50,959
Investments	54,283	55,927
Property, equipment & furnishings, less accumulated depreciation	34,525	31,327
Intangible assets, net	1,144	1,188
Notes receivable	82,487	115,456
Investment in sales-type leases	6,735	—
Other assets	85,976	51,975
Total assets	$2,541,968	$2,462,927

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$29,493	$26,858
Deferred income taxes	130,288	124,332
Debt obligations	1,851,650	1,790,264
Maintenance reserves	58,022	65,976
Security deposits	19,909	19,349
Unearned revenue	13,331	10,458
Total liabilities	2,102,693	2,037,237

Redeemable preferred stock ($0.01 par value)	49,868	49,805

Shareholders’ equity:
Common stock ($0.01 par value)	66	65
Paid-in capital in excess of par	17,810	15,401
Retained earnings	343,990	355,388
Accumulated other comprehensive income, net of tax	27,541	5,031
Total shareholders’ equity	389,407	375,885
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,541,968	$2,462,927